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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                           Commission File #001-13460


                        PHYAMERICA PHYSICIAN GROUP, INC.
             (Exact name of registrant as specified in its charter)

                              2828 CROASDAILE DRIVE
                          DURHAM, NORTH CAROLINA 27705
                                 (919) 383-0355
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value, $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [_]
          Rule 12g-4(a)(2)(i)   [_]
          Rule 12g-4(a)(2)(ii)  [_]
          Rule 12h-3(b)(1)(i)   [_]
          Rule 12h-3(b)(1)(ii)  [_]
          Rule 12h-3(b)(2)(i)   [_]
          Rule 12h-3(b)(2)(ii)  [_]
          Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or notice date: One


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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, PhyAmerica Physician Group, Inc., has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date: March 11, 2002


                                    PhyAmerica Physician Group, Inc.


                                    By:   /s/  Steven M. Scott, M.D.
                                          --------------------------
                                    Name: Steven M. Scott, M.D.
                                    Its: President and Chief Executive Officer